Exhibit 10.1

Unless and until this Agreement is “Effective,” it, and the discussions about entering into such an agreement, are Confidential
Under F.R.E. 408 and its state counterparts and not admissible.

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is entered into by and effective between Amedisys, Inc. (the “Company”) and Christopher T. Gerard (the “Employee”) as of the eighth (8th) day after the Employee has signed the Agreement if he has not timely revoked his acceptance of the Agreement during the seven (7) days following his signing of the Agreement (the “Effective Date”).

WHEREAS, the Employee and the Company desire to enter into an agreement regarding the Employee’s separation of employment from the Company and a release of claims; and
WHEREAS, the Employee’s termination constitutes a termination by the Company without “Cause,” as defined in the Amedisys Holding, L.L.C. Severance Plan for Chief Executive Officer, dated January 6, 2022 (the “CEO Severance Plan”); and

WHEREAS, the Employee and the Company currently are parties to (i) that certain Amedisys, Inc. Dispute Resolution Agreement (“DRA”), a true and correct copy of the DRA is attached hereto as Exhibit A and (ii) that certain Executive Protective Covenants Agreement (the “EPCA”), a true and correct copy of the EPCA is attached hereto as Exhibit B.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Company and the Employee agree as follows:
1. Separation from Employment; Resignation as Director. The Employee’s employment with the Company was terminated without cause at the close of business on November 17, 2022 (such date referred to herein as the “Separation Date”). The Employee was removed from any and all officer positions that the Employee holds with Company and, as applicable, its affiliates as of the Separation Date. In accordance with the Company’s Corporate Governance Guidelines, the Employee hereby resigns as a director of the Company and any of its subsidiaries and affiliates.

2. Consideration. Pursuant to the terms of the CEO Severance Plan, subject to the remainder of this Agreement, and provided that the Employee signs and returns this Agreement to the Company within twenty-one (21) days after his receipt thereof, does not revoke this Agreement within seven (7) days after signing it in accordance with Section 20 below, and complies with its terms:

(a)The Employee shall be entitled to a severance payment (the “Severance Payment”) in the gross amount of FOUR MILLION FIFTY THOUSAND DOLLARS AND ZERO CENTS ($4,050,000.00) (constituting two (2) times the sum of (A) the Employee’s base salary, as in effect on the Separation Date and (B) an amount equal to the Employee’s short-term incentive bonus target percentage for 2022 times the Employee’s base salary, as in effect on the Separation Date). Subject to the foregoing, this Severance Payment will be paid in substantially equal installments over the twelve (12)-month period immediately following the Separation Date; provided, however, (i) any monthly payments otherwise due during the six (6)-month period immediately following the Separation Date shall be accumulated and paid in a single lump sum (without interest) on the first regularly-scheduled payroll date on or following the date that is one day after the day that is six (6) months following the Separation Date and (ii) the balance of any such payments due to be paid to the Employee under this Section 2(a) shall continue to be paid monthly over the remainder of the twelve (12)-month period following the Separation Date. All applicable withholdings from these payments will be made on the basis of a miscellaneous payroll period of 365 days.

(b)The Employee’s equity awards will be governed by the individual equity award agreements. Per the terms of the agreements, all vested stock options must be exercised within ninety (90) days of Employee’s termination.
The Employee acknowledges and agrees that the foregoing payments and benefits each provide the Employee with valuable consideration to which the Employee would not otherwise be entitled if the Employee had not signed this Agreement.

3. Final Paycheck and Business Expenses. Regardless of whether the Employee signs this Agreement, the Company will pay the Employee his final paycheck for his employment services. The Company also will reimburse the Employee for reasonable business expenses appropriately incurred by the Employee prior to the Separation Date in furtherance of his employment with the Company, subject to the Company’s applicable business expense reimbursement policy and the remainder of this Section 3. The Employee shall submit all requests to the Company for expense reimbursements within twenty-one (21) days after the Separation Date. Any requests submitted thereafter shall not be eligible for reimbursement, except as required by applicable law.

4. Employee Benefits. Except as set forth in this Agreement or as otherwise required by applicable law (including without limitation the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended), the Employee’s participation in and rights under any Company employee benefit plans and programs will be governed by the terms and conditions of those plans and programs, which plans, programs, terms and conditions may be amended, modified, suspended or terminated by the Company at any time for any or no reason to the extent permitted by law.

5. Released Parties. The term “Released Parties” as used in this Agreement includes: (a) the Company, Amedisys Holdings, L.L.C., and each of their past, present, and future parents, divisions, subsidiaries, partnerships, affiliates, and other related entities (whether or not they are wholly owned); and (b) the past, present, and future owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, agents, representatives, members, associates, insurance carriers, employees, and attorneys of each entity listed in subpart (a) above; and (c) the predecessors, successors, and assigns of each entity listed in subparts (a) and (b) above.

6. Release of All Claims. The Employee, and anyone claiming through the Employee or on the Employee’s behalf, hereby waive and release the Company and the other Released Parties with respect to any and all claims, whether currently known or unknown, that the Employee now has or has ever had against the Company or any of the other Released Parties arising from or related to any act, omission, or thing occurring or existing at any time prior to or on the date on which the Employee signs this Agreement. Without limiting the generality of the foregoing, the claims waived and released by the Employee hereunder include, but are not limited to:
(a)all claims arising out of or related in any way to the Employee’s employment, compensation, other terms and conditions of employment, or termination from employment with the Company, including without limitation all claims for any compensation payments, bonus, severance pay, equity, or any other compensation or benefit;

(b)all claims that were or could have been asserted by the Employee or on his behalf: (i) in any federal, state, or local court, commission, or agency; or (ii) under any common law theory (including without limitation all claims for breach of contract (oral, written or implied), wrongful termination, defamation, invasion of privacy, infliction of emotional distress, tortious interference, fraud, estoppel, unjust enrichment, and any other contract, tort or other common law claim of any kind); and

(c)all claims that were or could have been asserted by the Employee or on his behalf under: (i) the Age Discrimination in Employment Act, as amended; and (ii) any other federal, state, local, employment, services or other law, regulation, ordinance, constitutional provision, executive order or other source of law, including without limitation under any of the following laws, as amended from time to time: Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981 & 1981a, the Americans with Disabilities Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Lilly Ledbetter Fair Pay Act of 2009, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, and the Fair Credit Reporting Act.

Notwithstanding Section 6 above, nothing in this Agreement shall waive or release: (a) any claim that cannot be waived or released by law; (b) any claim to enforce this Agreement; (c) any claim for any vested benefits to which the Employee is otherwise entitled pursuant to the terms and conditions of any applicable benefit plans; (d) any claim for workers’ compensation or unemployment insurance benefits; or (e) any claim, if any, to indemnification under any applicable law, any Company by-laws, or any director and officer insurance, it being understood and agreed that this Agreement does not create or expand upon any such rights (if any) to indemnification.

7. Covenant Not to Sue. The Employee promises not to file, or become a plaintiff or claimant of any kind, in any arbitration, proceeding or lawsuit in court, against the Company or any of the Released Parties for, or based on, any claim or charge of employment discrimination or for any claim or action that is released under this Agreement. Nothing in this Agreement limits or terminates the Employee’s right to file a charge or complaint with or participate in an investigation conducted by the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), or any other federal, state, or local governmental agency (collectively, the “Governmental Agencies”). However, by signing this Agreement, the Employee is waiving the right to any monetary recovery or other relief (other than monetary awards from the Securities and Exchange Commission’s whistleblower program) should the Governmental Agencies pursue any claims on the Employee’s behalf and assigns any such recovery to the Company.

8. No Other Actions or Claims. The Employee represents and warrants that: (a) there has not been filed by the Employee or on the Employee’s behalf any legal or other proceedings against any of the Released Parties (provided, however, that the Employee need not disclose to the Company, and the foregoing representation and warranty in this subpart (a) does not apply to, conduct or matters that cannot be waived or released); (b) no such proceedings have been initiated against any of the Released Parties on the Employee’s behalf; (c) the Employee is the sole owner of the claims that are released in Section 6 above; (d) none of these claims has been transferred or assigned or caused to be transferred or assigned to any other person, firm or other legal entity; and (e) the Employee has the full right and power to grant, execute, and deliver the releases, undertakings, and agreements contained in this Agreement.

9. No Other Payments or Benefits. Except as expressly provided in this Agreement, the Employee acknowledges and agrees that he is not entitled to and will not receive any other compensation, payments, benefits, or recovery of any kind from the Company or the other Released Parties, including without limitation any bonus, severance, equity or other payments. In the event of any further proceedings whatsoever based upon any matter released herein, the Employee hereby waives, and agrees that the Employee shall not have and the Released Parties shall not be liable for, any further monetary or other recovery of any kind arising out of or related to any such matter, including without limitation any costs, expenses and attorneys' fees incurred by or on behalf of the Employee.

10. Disclosure. The Employee represents and warrants that he has fully disclosed to the Company any matter of which he was aware of during his employment with the Company that might give rise to, constitute evidence of, or support any claim of any unlawful conduct or regulatory violation against the Company.

11. Other Agreements; Return of Property. The Employee hereby reaffirms his commitment to comply in full with all obligations under the DRA. Without limiting the foregoing in any way, and except as permitted under this Agreement, the Employee represents and warrants that he has returned to the Company all information (electronic and hardcopy) and other property of the Company and its affiliates in his possession or control, including without limitation all confidential and proprietary information of the Company and its affiliates and all laptops and other computer equipment, electronic storage devices, smart- or cell-phones, blackberries and similar devices, Company-provided credit cards, keys and other access cards, and electronic and hardcopy files. The Employee further represents and warrants that: (a) he has not retained possession or control of any copies of any Company information (electronic and hardcopy) or other property; and (b) except as permitted under Section 18 below, he has not provided and will not provide copies of any Company information (electronic or hardcopy) and/or other property or written or oral descriptions of such Company information (electronic or hardcopy) and/or other property to any entity or person other than in the performance of the Employee’s duties as a Company employee and in the ordinary course of the Company’s business.
12. Remedies. The Employee acknowledges and agrees that a breach by him of any provision of this Agreement will result in immediate and irreparable harm to the Company and its affiliates for which full damages cannot readily be calculated and for which damages are an inadequate remedy. Accordingly, the Employee agrees that the Company and its affiliates shall be entitled to injunctive relief to prevent any such actual or threatened breach or any continuing breach by the Employee (without posting a bond or other security), without limiting any other remedies that may be available to them. The Employee further agrees to reimburse the Company and its affiliates for all costs and expenditures, including but not limited to reasonable attorneys' fees and court costs, incurred by any of them in connection with the successful enforcement of any of their rights under this Agreement. Additionally, the Employee agrees that, notwithstanding any other provision herein, and without limiting the foregoing provisions of this Section 12 or any other available remedy, upon any breach by him of this Agreement, he shall promptly repay to the Company (but in no event later than seven (7) calendar days following the date on which such breach is discovered) any and all Severance Payment paid to the Employee by the Company prior to the discovery of such breach. Nothing herein shall, or is intended to, in any way limit or restrict the damages or other relief that the Company and its affiliates may seek and recover in the event of a breach by the Employee of any provision of this Agreement.

13. Cooperation. Following the Separation Date, and except as otherwise provided in this Agreement, the Employee shall cooperate fully with the Company and the other Released Parties (defined above) in any administrative, investigative, litigation or other legal matter(s) that may arise or have arisen involving the Company or any of the other Released Parties and which in any way relate to or involve the Employee’s employment with the Company. The Employee's obligation to cooperate hereunder shall include, without limitation, meeting and conferring with such persons at such times and in such places as the Company and the other Released Parties may reasonably require, and giving truthful evidence and truthful testimony and executing and delivering to the Company and any of the other Released Parties any truthful papers reasonably requested by any of them. The Employee shall be reimbursed for reasonable out-of-pocket expenses that the Employee incurs in rendering cooperation after the Separation Date pursuant to this Section 13, and the Company will pay the Employee a fee equal to $750 per hour for any such cooperation under this Section 13 that the Company requests after the twelve (12)-month anniversary of the Separation Date.

14. Confidentiality. The Employee agrees that any and all discussions leading up to this Agreement are strictly confidential. The Employee agrees to take all reasonable efforts to preserve the confidentiality of all discussions leading to the parties’ entry into this Agreement.

15. No Right to Employment or Services Relationship. The Employee acknowledges and agrees that the Employee has no present or future right to employment with the Company or any of the other Released Parties, and will not apply or seek consideration for any employment, engagement, or contract with any of them. Nothing in this Agreement shall prohibit the Employee from providing services to the Company or becoming re-employed by the Company if an entity utilizing the Employee as an employee, director or contractor, acquires or merges with the Company or if the Company acquires an entity utilizing the Employee as an employee, director or contractor.

16. Non-disparagement. Except as otherwise provided in this Agreement, the Employee shall refrain from all conduct, verbal or otherwise, that disparages or damages the reputation, goodwill, or standing in the community of the Company or any of the other Released Parties, provided that nothing herein shall prohibit the Employee from giving truthful testimony or evidence to a governmental entity, or if properly subpoenaed or otherwise required to do so under applicable law. Furthermore, all of the Company’s executive officers and directors shall refrain from all conduct, verbal or otherwise, that disparages or damages the reputation, goodwill, or standing in the community of the Employee, provided that nothing herein shall prohibit such executive officers or directors from giving truthful testimony or making statements to Company directors, officers or employees about the Employee in the ordinary course of business where such statement is reasonably necessary to protect the legitimate business interests of the Company or to perform their respective duties for the Company. The Company’s executive officers and directors will respond to any direct inquiries about Employee by stating that Employee “was separated from employment without any cause.”

17. References. The Employee shall direct all third parties inquiring or reasonably likely to inquire about the Employee’s employment with the Company to The Work Number at 800-367-2884 or www.theworknumber.com (Employer Code: 15071). In response to such inquiries received by such person, the Company will communicate only the Employee’s dates of employment and last position held with the Company.

18. Non-Interference. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prohibits the Employee from confidentially or otherwise communicating or filing a charge or complaint with a governmental or regulatory entity, participating in a governmental or regulatory entity investigation, or giving truthful testimony or statements to a governmental or regulatory entity, or from responding if properly subpoenaed or otherwise required to do so under applicable law.

19. No Admission. Nothing in this Agreement is intended to or shall be construed as an admission by the Company or any of the other Released Parties that any of them violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to the Employee or otherwise. The Company and the other Released Parties expressly deny any such illegal or wrongful conduct.

20. ACKNOWLEDGMENTS. THE EMPLOYEE ACKNOWLEDGES, UNDERSTANDS, AND AGREES THAT: (a) THE EMPLOYEE HAS READ AND UNDERSTANDS THE TERMS AND EFFECT OF THIS AGREEMENT; (b) THE EMPLOYEE RELEASES AND WAIVES CLAIMS UNDER THIS AGREEMENT KNOWINGLY AND VOLUNTARILY, IN EXCHANGE FOR CONSIDERATION IN ADDITION TO ANYTHING OF VALUE TO WHICH THE EMPLOYEE ALREADY IS ENTITLED; (c) THE EMPLOYEE HEREBY IS AND HAS BEEN ADVISED TO HAVE THE EMPLOYEE’S ATTORNEY REVIEW THIS AGREEMENT (AT THE EMPLOYEE’S COST) BEFORE SIGNING IT; (d) THE EMPLOYEE HAS TWENTY-ONE (21) DAYS IN WHICH TO CONSIDER WHETHER TO EXECUTE THIS AGREEMENT; AND (e) WITHIN SEVEN (7) DAYS AFTER THE DATE ON WHICH THE EMPLOYEE SIGNS THIS AGREEMENT, THE EMPLOYEE MAY, AT THE EMPLOYEE’S SOLE OPTION, REVOKE THE AGREEMENT UPON WRITTEN NOTICE TO AMEDISYS, INC. ATTN: ADAM Y. HOLTON, CHIEF PEOPLE OFFICER, 49 MUSIC SQUARE WEST, SUITE 410, NASHVILLE, TENNESSEE 37203, AND THE AGREEMENT WILL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THIS SEVEN-DAY REVOCATION PERIOD HAS EXPIRED WITHOUT ANY REVOCATION BY THE EMPLOYEE. IF THE EMPLOYEE REVOKES THIS AGREEMENT, IT SHALL BE NULL AND VOID.

21. Entire Agreement, Amendment, Waiver and Headings; Assignment. This Agreement, which incorporates herein the DRA and the EPCA, embodies the entire agreement and understanding of the parties hereto with regard to the matters described herein and supersedes any and all prior and/or contemporaneous agreements and understandings, oral or written, between said parties regarding such matters, provided that nothing in this Agreement shall limit or release the Employee from any other obligation regarding arbitration, confidentiality, intellectual or other property, or post-employment competitive activities that the Employee has or may have to the Company or any of its affiliates including without limitation the DRA and the EPCA. Notwithstanding the foregoing, the Company agrees that it will consider requests for waivers of the Employee’s covenants under the EPCA on a case by case basis, provided that nothing in this Agreement shall require the Company to grant any such waivers of any of the terms of the ECPA. The Employee shall direct any such requests for waivers of specific provisions of the EPCA to the Company’s Chief Legal Officer, who will present them to the chair of the Compensation Committee of the Company’s Board of Directors for consideration. This Agreement may be modified only in a written agreement signed by both parties, and any party's failure to enforce this Agreement in the event of one or more events which violate this Agreement shall not constitute a waiver of any right to enforce this Agreement against subsequent violations. The Section headings used herein are for convenience of reference only and are not to be considered in construction of the provisions of this Agreement. This Agreement may be assigned or transferred to, and shall be binding upon and shall inure to the benefit of: (a) the Company, (b) Amedisys Holdings, L.L.C., (c) any of the other Released Parties, and (d) any person or entity that at any time (whether by merger, purchase or otherwise) acquires all or substantially all of the assets, ownership interests or business of the Company, Amedisys Holdings, L.L.C., or any of the other Released Parties. The Employee may not assign any of his rights or obligations under this Agreement.

22. Governing Law. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Tennessee, without regard to its choice of law rules.

23. Section 409A. The compensation and benefits payable pursuant this Agreement are intended to be exempt from, or comply with, as applicable, the requirements of Internal Revenue Code Section 409A and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the Effective Date (collectively, “Section 409A”). To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A. Each monthly payment described in this Agreement is designated as a “separate payment” for purposes of Section 409A. For purposes of this Agreement, a termination of employment means a separation from service as defined in Section 409A. No reimbursement payable to the Employee pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Company shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, and no such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A. Notwithstanding anything herein to the contrary, the Company shall not have any liability to the Employee or to any other person if the payments and benefits provided in this Agreement that are intended to be exempt from, or compliant with, Section 409A are not so exempt or compliant or for any taxes, interest or penalties imposed under Section 409A or any corresponding provision of state or local law.

24. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

25. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

26. Executive Protective Covenants Agreement. As a material inducement to the Company entering into this Agreement, the Employee agrees to continue to be bound by the terms of the EPCA, and any breach thereof constitutes a breach of this Agreement.

THE PARTIES STATE THAT THEY HAVE READ AND UNDERSTAND THE FOREGOING AND KNOWINGLY AND VOLUNTARILY INTEND TO BE BOUND THERETO:

EMPLOYEE                     AMEDISYS, INC.

By: _/s/ Christopher T. Gerard______     By:__/s/ Jennifer Guckert Griffin__________
Name: Christopher T. Gerard    Title: Interim Chief Legal Officer & Corporate Secretary
Date: 1/9/2023                Date: 1/10/2023

Exhibit A
AMEDISYS, INC. DISPUTE RESOLUTION AGREEMENT

Exhibit B
EXECUTIVE PROTECTIVE COVENANTS AGREEMENT